Exhibit 13.15

Decentralized Apps: From Hype to Utility Muneeb Ali, CEO of Blockstack PBC

Disclaimer LEGAL DISCLAIMER The Blockstack Tokens are a crypto asset that is currently being developed by Blockstack Token LLC, a Delaware limited liability company, whose website can be found at www.stackstoken.com. This presentation does not constitute an offer or sale of Stacks tokens or any other mechanism for purchasing Stacks. Any offer or sale of Stacks tokens or any related instrument will occur only based on definitive offering documents for the Stacks tokens. This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has “qualified” the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available at www.sec.gov. Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services. SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS This presentation contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “is designed to,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this presentation include, but are not limited to, statements about: Blockstack's plans for developing the Blockstack network and ecosystem, the evolution and future of computing, and the potential completion of an offering under Regulation A of the Securities Act, as amended. We cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Decentralized Computing Network Twitter: @muneeb

Current era Decentralized era The next era in Data & trust breaches are causing consumers to second-guess data silos Developers want more room for innovation outside of current data-monopolies Developers want to reduce cost, overhead, and liability of deploying apps No data-monopolies, data is user owned and can be used in any app Universal, password-less authentication • • • • • computing Apps run on user devices, explicit user opt-in and increased security • Decentralized Computing Network Twitter: @muneeb

The “World Computer”

Web 3 != the “World Computer” Decentralized Computing Network Twitter: @muneeb

The “World Computer” Design We b 3 Apps Decentralized Finance (DeFi) Apps Global State Global State Smart Contracts (Turing-complete) Smart Contracts (Turing-complete) Decentralized Computing Network Twitter: @muneeb

The Flawed uworld Computer" Approach Ethereum node count down 40% over months 28 MAY, 2018 BV CONOR MALONEY 12 CRYTPO ENTOMOLOGY A coding error led to $30 million in ethereum being stolen By Joon lan Wong · July 20. 2017 Hacker steals $7.7 million in EOS cryptocurrency after blacklist snafu One of 21 EOS blacklist maintainers failed to update its list. allowinq the hacker to make off with the stolen funds. EOS Developer Acknowledges Claims of fCollusion' and 'Mutual Voting' Between odes The DAO Hack Explained: Unfortunate Take-off of Smart Contracts Osman Gazi Gii IUtiirk I Follow ) Aug 1, 2018 - 8 min read * Ethereum's node count is down 40% from approximately 25,000 to 15,000 over the last 12 months and down 6% over the last month alone. C1r· yptoKitties craze slows down transactions on Ethereum A Postmortem on the Parity Multi-Sig Library Self-Destruct Ethereum insiders deny there's only one computer keeping a copy of Hs blockchain 0 B .::! Share f 0 5 December 2017 "# A hacker stole $31M ofEther - happened, and what it means for Ethereum how it IB Blockstack Decentralized Computing Network Twitter: @muneeb The Ether Thief

The Blockstack Approach

Our approach: Minimal logic on-chain for scaling and security Many projects are trying to build a world computer: All state, compute, and storage on-chain. This is extremely hard/potentially impossible. The Blockstack team has wisely chosen a full stack approach with minimal logic on the blockchain and with no scaling or security concerns in sight. Most current approaches Decentralized Computing Network Twitter: @muneeb

Blockstack design vs. others Most other approaches - Everything is a smart contract. - Most apps are NOT smart contracts. - Minimal logic on-chain (full-stack approach; “light” blockchain) - Most logic needs to be on-chain (“heavy” blockchain). - Non-Turing-complete smart contracts evaluated at publish time. - Turing-complete smart contracts evaluated at run-time. - R&D first, peer-reviewed, production deployments. - Speculative scientific/engineering approaches. Decentralized Computing Network Twitter: @muneeb

Blockstack Today

100+ App Teams 3000 Developers Have launched production apps on our Have attended our global hackathons and infrastructure in the past 6 months meetups in the past 4 months Decentralized Computing Network Twitter: @muneeb

We make building blockchain apps really easy for devs We abstract the Blockchain complexity so app developers can focus on building great apps: 1. 2. 3. Keep auth and smart contracts on-chain Keep encrypted data off-chain Wrap everything in an easy JavaScript API Decentralized Computing Network Twitter: @muneeb

Blockstack is rethinking cloud era infrastructure Decentralized Computing Network Twitter: @muneeb

Blockstack is rethinking Dev teams are rethinking cloud era infrastructure cloud era applications Decentralized Computing Network Twitter: @muneeb

Blockstack Full-Stack Decentralized Computing

Founded by Princeton Computer Scientists 2 scientists with Presidential Career Awards 13,000+ research citations among whitepaper authors Research published at USENIX ATC, DCCl Years of deep distributed systems R&D for a solid foundation Nominated by Princeton for SIGCOMM dissertation award Board: Mongo DB (IPO), Twilio (IPO), Etsy (IPO) Decentralized Computing Network Twitter: @muneeb

After 4 years of R&D, we've shipped v1 of our decentralized computing platform

Blockchain
Stacks
Performant and secure consensus based on Tunable Proof-of-Work.
Shipped 2018

Dev tools
Blockstack.js
Abstracts the complex blockchain stuff and makes app development fast/easy
Shipped 2017

File storage
Gaia
Decentralized, encrypted, and user-controlled cloud storage for Blockstack apps.
Shipped 2017

Auth
Blockstack Auth
Universal, password-less login for all Blockstack apps.
Shipped 2017

App funding
App mining
Automated app ranking and rewards for bootstrapping quality app development
Shipped 2018

Discovery
Blockstack Browser
Desktop and mobile launchpad for discovering apps and using authentication.
Shipped 2017

Smart contracts
Launching Q2
Provably secure LISP smart contracts language. Will enable marketplaces and financial apps.
Launching Q2

Mining
Tunable Proof-of-Work
Incentivizing blockchain security and performance through Tunable Proof-of-Work.
Compliant launch

Blockstack Decentralized Computing Network Twitter: @muneeb

Blockstack: full-stack decentralized computing

Blockstack Auth

Universal, password-less login for all Blockstack apps.

Gaia storage

Decentralized, encrypted, and user-controlled cloud storage.

Stacks Blockchain

Performant and secure consensus based on Tunable Proof-of-Work.

Blockstack Decentralized Computing Network Twitter: @muneeb

Blockstack Auth: universal, password-less login



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Blockstack Decentralized Computing Network

Twitter: @muneeb

Gaia Storage: user-controlled private data lockers Gives performance of cloud storage but is decentralized and encrypted. Decentralized Computing Network Twitter: @muneeb

Stacks are consumed as “fuel” to register digital assets Stacks token: fuel and smart contracts. Stacks are the basic economic unit enabling ecosystem incentives. members to transact and align for a new economy Register digital identities Trade/transfer digital assets Register apps Charge customers for subscriptions Create app tokens and appchains Receive mining rewards Form mining pools/instruments Monetize data storage Monetize new infrastructure Treasury to support protocol development Capital investment Staking to support apps Decentralized Computing Network Twitter: @muneeb Stacks owners App users

App Mining, an app growth programmatic app funding engine, is designed for developer incentives. We worked with Princeton and NYU game-theorists to build funding mechanism to incentivize app developers and catalyze an app-quality flywheel. Only $100K flowing through pilot (10x increase soon). 77 65 54 48 37 20 Dec 2018 Apr 2019 Feb 2019 Mar 2019 Nov 2018 Jan 2019 Decentralized Computing Network Twitter: @muneeb

We’re and focusing developer on app growth education. Decentralized Computing Network Twitter: @muneeb

The “world computer” is a flawed idea that derailed web 3 development. Blockstack’s minimal logic on-chain and full-stack computing is enabling apps with real utility today. scalable web 3 Muneeb Ali, CEO of Blockstack PBC